RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation





BE IT RESOLVED that the president is hereby authorized ordered to open and maintain such investment accounts as may be deemed appropriate by the president, in the name and on behalf of the company, and to authorize additional investments, such as by automatic withdrawal, from the company's bank accounts, as may be deemed prudent.




















Dated as of March 20, 1997



                                                      original signature on file
                                                      --------------------------
                                                      Director